Exhibit 99.1

Instructure Reports Second Quarter 2019 Financial Results

Q2 2019 Revenue of $62.9 Million, Up 26% Year-Over-Year

On Track to Reach Approximately Breakeven for Free Cash Flow for the Full Year

SALT LAKE CITY (July 29, 2019) – Instructure, Inc. (NYSE: INST) today announced its financial results for the second quarter ended June 30, 2019.

“Q2 was another solid quarter for Instructure as we delivered $62.9 million in revenue,” said Dan Goldsmith, CEO of Instructure. “Our mission of helping people grow from the first day of school to the last day of work is resonating with our growing customer base of more than 30 million people.”

Second Quarter Financial Summary
(in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue	$62,867	$50,063	$120,943	$98,054
Gross Margin
GAAP	67.5%	70.8%	68.1%	70.8%
Non-GAAP(1)	71.3%	72.5%	71.4%	72.5%
Operating Loss
GAAP	(22,552)	(12,425)	(42,011)	(24,558)
Non-GAAP(1)	(5,927)	(8,128)	(10,331)	(15,214)
Operating Margin
GAAP	-35.9%	-24.8%	-34.7%	-25.0%
Non-GAAP(1)	-9.4%	-16.2%	-8.5%	-15.5%
Net loss
GAAP	(20,749)	(12,538)	(36,891)	(24,405)
Non-GAAP(1)	(6,039)	(8,241)	(10,118)	(15,183)
EPS
GAAP	$(0.56)	$(0.36)	$(1.02)	$(0.73)
Non-GAAP(1)	$(0.16)	$(0.24)	$(0.28)	$(0.45)

________

(1)  Non-GAAP financial measures exclude stock-based compensation, reversal of payroll tax expense on secondary stock purchase transactions, amortization of acquisition related intangibles, the change in fair value of mark-to-mark liabilities, the change in fair value of the contingent liability and the deferred income tax benefit.

Business Outlook

Instructure issued financial guidance for the third quarter and full-year 2019. The financial guidance discussed below is on a non-GAAP basis, except for revenue, and excludes stock-based compensation expense, reversal of payroll tax expense on secondary stock purchase transactions, amortization of acquisition related intangibles, the change in fair value of the contingent liability and the deferred income tax benefit (see tables below that reconcile these non-GAAP financial measures to the related GAAP measures).

For the third quarter ending September 30, 2019, Instructure expects revenue of approximately $67.7 million to $68.3 million, a non-GAAP net loss of ($7.4) million to ($6.8) million, and non-GAAP net loss per common share of ($0.20) to ($0.18).

For the full year ending December 31, 2019, Instructure expects revenue of approximately $258 million to $260 million, as compared to previously stated guidance of $257 million to $260 million, non-GAAP net loss of ($24) million to ($21.5) million, as compared to previously stated guidance of ($25) million to ($21.5) million, and non-GAAP net loss per common share of ($0.65) to ($0.58), as compared to previously stated guidance of ($0.68) to ($0.58).

Instructure remains on track to reach approximately breakeven for free cash flow for the full year ending December 31, 2019.

The prepared remarks that Instructure’s CEO and CFO will make during today’s conference call follow the financial tables below.

Conference Call Details

Instructure will discuss its second quarter 2019 results today, July 29, 2019, via teleconference at 3:00 p.m. Mountain Time / 5:00 p.m. Eastern Time. The call may be accessed at (877) 201-0168 or (647) 788-4901, passcode 1781908.

The live webcast of the call can be accessed at the Instructure Investor Relations website at ir.instructure.com. A replay of the call will be available at the same web address approximately two hours following the conclusion of the live event. You may register for the live webcast at http://bit.ly/INST_Q22019EarningsCall.

Non-GAAP Financial Measures

In this press release and related conference call, Instructure’s non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating loss, non-GAAP operating margin, non-GAAP net loss, non-GAAP net loss per share, non-GAAP free cash flow and 12-month billings are not presented in accordance with GAAP and are not intended to be used in lieu of GAAP presentations of results of operations.

Management presents these non-GAAP financial measures because it considers them to be important supplemental measures of performance. Management uses the non-GAAP financial measures for planning purposes, including analysis of the company's performance against prior periods, the preparation of operating budgets and to determine appropriate levels of operating and capital investments. Management also believes that the non-GAAP financial measures provide additional insight for analysts and investors in evaluating the company's financial and operational performance. However, these non-GAAP financial measures have limitations as an analytical tool and are not intended to be an alternative to financial measures prepared in accordance with GAAP. We intend to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. A reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial tables included below in this press release. Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics.

Non-GAAP measures exclude stock-based compensation, reversal of payroll tax expense on secondary stock purchase transactions, amortization of acquisition related intangibles, the change in fair value of mark-to-market liabilities, the change in fair value of the contingent liability and the deferred income tax benefit. We believe investors may want to exclude the effects of these items in order to compare our financial performance between time periods:

•

Stock-based compensation - Although stock-based compensation is an important aspect of the compensation of our employees and executives, management believes it is useful to exclude stock-based compensation in order to better understand the long-term performance of our core business. Unlike cash compensation, the value of equity awards is determined using a complex formula that incorporates factors, such as market volatility and forfeiture rates that are beyond our control.

•

Reversal of payroll tax expense on secondary stock purchase transactions - Prior to our IPO, operating expenses included employer payroll tax-related items on employee sales of securities to investors. The amount of employer payroll tax-related items on these transactions was dependent on the fair market value of our stock. Beginning in the second quarter of 2016, operating expenses included the reversal of such payroll tax expense due to the reduction of the estimated liability, which will continue to occur in the second quarter of each year.

•

Amortization of acquisition related intangibles - Expense for the amortization of acquisition related intangibles is a non-cash item, and we believe that the exclusion of this expense provides for a useful comparison of our operating results to prior periods.

•

Change in fair value of mark-to-market liabilities - Under GAAP, we are required to record mark-to-market adjustments for the change in fair value of the liability for warrants issued in connection with term debt and our credit facility. This expense or gain is excluded from management's assessment of our operating performance because management believes that these non-cash items are not indicative of ongoing operating performance.

•

Change in fair value of the contingent liability - Under GAAP, we are required to record mark-to-market adjustments for the change in the fair value of the liability for contingent consideration related to an acquisition. The expense or gain recognized is excluded from management’s assessment of our operating performance because management believes that these non-cash items are not indicative of ongoing operating performance.

•

Deferred income tax benefit - Deferred income tax benefit is a non-cash item created by the difference in the carrying amount and the tax basis of the assets and liabilities acquired. The creation of the deferred tax liability represents a source of future taxable income which supports the realization of a portion of the income tax benefit associated with historical net operating losses. The deferred income tax benefit is a non-cash item that is unique to the business combination, and we believe the exclusion of this deferred tax benefit provides for a useful comparison of our operating results to prior periods and our peer companies.

Forward-Looking Statements

This press release contains, and statements made during the above referenced conference call will contain, “forward-looking” statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company’s financial guidance for the third quarter of 2019 and for the full year ending December 31, 2019, the company’s growth, customer demand and application adoption, the company's research and development efforts and future application releases, and the company’s expectations regarding future revenue, expenses, cash flows and net income or loss. These statements are not guarantees of future performance, but are based on management’s expectations as of the date of this press release and assumptions that are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements. Important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include the following: risks associated with anticipated growth in Instructure’s addressable market; competitive factors, including changes in the competitive environment, pricing changes, sales cycle time and increased competition; Instructure’s ability to build and expand its sales efforts; general economic and industry conditions; new application introductions and Instructure’s ability to develop and deliver innovative applications and features; Instructure’s ability to integrate technologies or business Instructure has acquired; Instructure's ability to provide high-quality service and support offerings; risks associated with international operations; and macroeconomic conditions. These and other important risk factors are described more fully in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, which was filed with the Securities and Exchange Commission (the “SEC”) on May 1, 2019, and other documents filed with the SEC and could cause actual results to vary from expectations. All information provided in this press release and in the conference call is as of the date hereof and Instructure undertakes no duty to update this information except as required by law.

About Instructure

Instructure helps people grow from the first day of school to the last day of work. More than 30 million people use the Canvas Learning Management Platform for schools and the Bridge Employee Development Platform for businesses. More information at www.instructure.com.

Contacts:

Natalia Kanevsky

Vice President, Investor Relations
Instructure
(866) 574-3127
nkanevsky@instructure.com

Cory Edwards

Vice President, Corporate Communications
Instructure
(801) 386-1960

cory@instructure.com

INSTRUCTURE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30, 2019	December 31, 2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$28,690	$94,320
Short-term marketable securities	18,782	58,630
Accounts receivable—net of allowances of $865 and $1,092 at June 30, 2019 and December 31, 2018, respectively	109,151	35,514
Prepaid expenses	24,287	13,918
Deferred commissions	10,933	8,226
Other current assets	4,146	2,019
Total current assets	195,989	212,627
Property and equipment, net	28,602	27,388
Right-of-use assets	38,405	—
Goodwill	70,282	12,354
Intangible assets, net	38,000	6,262
Noncurrent prepaid expenses	4,848	3,516
Deferred commissions, net of current portion	14,737	11,404
Other assets	586	446
Total assets	$391,449	$273,997
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$9,656	$3,581
Accrued liabilities	14,524	9,809
Deferred rent	—	1,329
Lease liabilities	6,338	—
Deferred revenue	154,218	117,298
Total current liabilities	184,736	132,017
Deferred revenue, net of current portion	3,172	3,372
Lease liabilities, net of current portion	44,320	—
Deferred rent, net of current portion	—	10,150
Other long-term liabilities	2,673	20
Total liabilities	234,901	145,559
Commitments and contingencies
Stockholders’ equity:
Common stock	3	3
Additional paid-in capital	460,841	395,865
Accumulated other comprehensive income (loss)	17	(8)
Accumulated deficit	(304,313)	(267,422)
Total stockholders’ equity	156,548	128,438
Total liabilities and stockholders’ equity	$391,449	$273,997

INSTRUCTURE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenue:
Subscription and support	$57,287	$45,104	$110,488	$88,304
Professional services and other	5,580	4,959	10,455	9,750
Total net revenue	62,867	50,063	120,943	98,054
Cost of Revenue:
Subscription and support	15,782	10,784	29,703	21,175
Professional services and other	4,665	3,814	8,901	7,408
Total cost of revenue	20,447	14,598	38,604	28,583
Gross profit	42,420	35,465	82,339	69,471
Operating expenses:
Sales and marketing	31,881	24,841	59,806	48,029
Research and development	20,949	14,849	39,888	29,509
General and administrative	12,142	8,200	24,656	16,491
Total operating expenses	64,972	47,890	124,350	94,029
Loss from operations	(22,552)	(12,425)	(42,011)	(24,558)
Other income (expense):
Interest income	274	529	923	767
Interest expense	(6)	(20)	(11)	(29)
Other expense	(173)	(529)	(253)	(353)
Total other income (expense), net	95	(20)	659	385
Loss before income taxes	(22,457)	(12,445)	(41,352)	(24,173)
Income tax benefit (expense)	1,708	(93)	4,461	(232)
Net loss	$(20,749)	$(12,538)	$(36,891)	$(24,405)
Net loss per common share, basic and diluted	$(0.56)	$(0.36)	$(1.02)	$(0.73)
Weighted average shares used to compute net loss per share, basic and diluted	36,729	34,491	36,232	33,444

INSTRUCTURE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Operating Activities:
Net loss	$(20,749)	$(12,538)	$(36,891)	$(24,405)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	2,612	2,105	4,932	4,118
Amortization of intangible assets	2,640	676	3,848	1,439
Amortization of deferred financing costs	4	3	9	10
Change in fair value of mark-to-market liabilities	—	(755)	—	(1,266)
Stock-based compensation	15,366	5,675	29,304	10,419
Other	(651)	(963)	(870)	(899)
Changes in assets and liabilities:
Accounts receivable, net	(82,406)	(68,724)	(73,300)	(60,004)
Prepaid expenses and other assets	2,262	(1,241)	(17,665)	1,382
Deferred commissions	(5,252)	(1,144)	(5,790)	(932)
Right-of-use assets	(320)	—	825	—
Accounts payable and accrued liabilities	7,506	942	10,632	3,010
Deferred revenue	61,564	53,419	31,801	30,864
Lease liabilities	1,183	—	(51)	—
Deferred rent	—	464	—	1,836
Other liabilities	1,818	—	2,604	—
Net cash used in operating activities	(14,423)	(22,081)	(50,612)	(34,428)
Investing Activities:
Purchases of property and equipment	(2,658)	(2,543)	(4,994)	(7,390)
Proceeds from sale of property and equipment	22	26	46	52
Purchases of marketable securities	—	(48,441)	(15,394)	(48,441)
Maturities of marketable securities	23,186	—	55,686	5,700
Business acquisitions, net of cash received	(30,458)	—	(55,287)	—
Net cash used in investing activities	(9,908)	(50,958)	(19,943)	(50,079)
Financing Activities:
Proceeds from common stock offerings, net of offering costs	—	(14)	—	109,789
Proceeds from issuance of common stock from employee equity plans	4,045	4,417	5,563	7,249
Shares repurchased for tax withholdings on vesting of restricted stock	(363)	(128)	(638)	(255)
Payments for financing costs	—	(18)	—	(18)
Net cash provided by financing activities	3,682	4,257	4,925	116,765
Net increase (decrease) in cash	(20,649)	(68,782)	(65,630)	32,258
Cash, beginning of period	49,339	136,733	94,320	35,693
Cash, end of period	$28,690	$67,951	$28,690	$67,951

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP GROSS MARGIN
(in thousands, except percentages)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
GAAP gross profit	$42,420	$35,465	$82,339	$69,471
Stock-based compensation	1,112	553	2,116	975
Amortization of acquisition related intangibles	1,293	333	1,848	675
Reversal of payroll tax expense on secondary stock purchase transactions	—	(49)	—	(49)
Non-GAAP gross margin	$44,825	$36,302	$86,303	$71,072

GAAP gross margin %	67.5%	70.8%	68.1%	70.8%
Non-GAAP gross margin %	71.3%	72.5%	71.4%	72.5%

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING LOSS
(in thousands, except percentages)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Loss from operations	$(22,552)	$(12,425)	$(42,011)	$(24,558)
Stock-based compensation	15,366	5,675	29,304	10,419
Reversal of payroll tax expense on secondary stock purchase transactions	(1,327)	(1,225)	(1,327)	(1,225)
Amortization of acquisition related intangibles	2,586	602	3,723	1,294
Change in fair value of contingent liability	—	(755)	(20)	(1,144)
Non-GAAP operating loss	$(5,927)	$(8,128)	$(10,331)	$(15,214)

GAAP operating margin	-35.9%	-24.8%	-34.7%	-25.0%
Non-GAAP operating margin	-9.4%	-16.2%	-8.5%	-15.5%

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS
(in thousands, except per share data)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net loss	$(20,749)	$(12,538)	$(36,891)	$(24,405)
Stock-based compensation	15,366	5,675	29,304	10,419
Reversal of payroll tax expense on secondary stock purchase transactions	(1,327)	(1,225)	(1,327)	(1,225)
Amortization of acquisition related intangibles	2,586	602	3,723	1,294
Change in fair value of mark-to-market liabilities	—	—	—	(122)
Change in fair value of contingent liability	—	(755)	(20)	(1,144)
Deferred income tax benefit from business combination	(1,915)	—	(4,907)	—
Non-GAAP net loss	$(6,039)	$(8,241)	$(10,118)	$(15,183)
Non-GAAP net loss per common share, basic and diluted	$(0.16)	$(0.24)	$(0.28)	$(0.45)
Weighted average common shares used in computing basic and diluted net loss per common share	36,729	34,491	36,232	33,444

INSTRUCTURE, INC.
RECONCILIATION OF FREE CASH FLOW
(in thousands)
(unaudited)
	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net cash used in operating activities	$(14,423)	$(22,081)	$(50,612)	$(34,428)
Purchases of property and equipment and intangible assets	(2,658)	(2,543)	(4,994)	(7,390)
Proceeds from sale of property and equipment	22	26	46	52
Free cash flow	$(17,059)	$(24,598)	$(55,560)	$(41,766)

INSTRUCTURE, INC.
RECONCILIATION OF 12-MONTH BILLINGS
(in thousands)
(unaudited)
	Trailing Twelve Months Ended June 30,
	2019	2018
Total net revenue	$232,433	$186,008

Total deferred revenue
Beginning balance	132,526	104,275
Ending balance	157,390	132,526
Net change in current deferred revenue	24,864	28,251

Total 12-month billings	$257,297	$214,259

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Three Months Ended June 30, 2019
(in thousands)
(unaudited)
	GAAP	Stock-based compensation expense	Reversal of payroll tax associated with equity transactions	Amortization of acquired intangibles	Change in fair value of contingent liability	NON-GAAP
Operating expenses:
Sales and marketing	$31,881	(4,291)	—	(1,293)	—	$26,297
Research and development	20,949	(5,173)	—	—	—	15,776
General and administrative	12,142	(4,790)	1,327	—	—	8,679
Total operating expenses	$64,972	(14,254)	1,327	(1,293)	—	$50,752

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Three Months Ended June 30, 2018
(in thousands)
(unaudited)
	GAAP	Stock-based compensation expense	Reversal of payroll tax associated with equity transactions	Amortization of acquired intangibles	Change in fair value of contingent liability	NON-GAAP
Operating expenses:
Sales and marketing	$24,841	(1,671)	430	(269)	—	$23,331
Research and development	14,849	(2,033)	616	—	—	13,432
General and administrative	8,200	(1,418)	130	—	755	7,667
Total operating expenses	$47,890	(5,122)	1,176	(269)	755	$44,430

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Six Months Ended June 30, 2019
(in thousands)
(unaudited)
	GAAP	Stock-based compensation expense	Reversal of payroll tax associated with equity transactions	Amortization of acquired intangibles	Change in fair value of contingent liability	NON-GAAP
Operating expenses:
Sales and marketing	$59,806	(7,998)	—	(1,875)	—	$49,933
Research and development	39,888	(9,943)	—	—	—	29,945
General and administrative	24,656	(9,247)	1,327	—	20	16,756
Total operating expenses	$124,350	(27,188)	1,327	(1,875)	20	$96,634

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP OPERATING EXPENSES
Six Months Ended June 30, 2018
(in thousands)
(unaudited)
	GAAP	Stock-based compensation expense	Reversal of payroll tax associated with equity transactions	Amortization of acquired intangibles	Change in fair value of contingent liability	NON-GAAP
Operating expenses:
Sales and marketing	$48,029	(3,019)	430	(619)	—	$44,821
Research and development	29,509	(3,927)	616	—	—	26,198
General and administrative	16,491	(2,498)	130	—	1,144	15,267
Total operating expenses	$94,029	(9,444)	1,176	(619)	1,144	$86,286

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS GUIDANCE
(in thousands)
(unaudited)
	Three Months Ending September 30,		Full Year Ending December 31,
	2019	2019	2019	2019
	LOW	HIGH	LOW	HIGH
Net loss	$(26,250)	$(25,650)	$(86,940)	$(84,440)
Stock-based compensation	16,250	16,250	60,300	60,300
Reversal of payroll tax expense on secondary stock purchase transactions	—	—	(1,330)	(1,330)
Amortization of acquisition related intangibles	2,600	2,600	8,900	8,900
Change in fair value of contingent liability	—	—	(20)	(20)
Deferred income tax benefit from business combination	—	—	(4,910)	(4,910)
Non-GAAP net loss	$(7,400)	$(6,800)	$(24,000)	$(21,500)

INSTRUCTURE, INC.
RECONCILIATION OF NON-GAAP NET LOSS PER COMMON SHARE GUIDANCE
(unaudited)
	Three Months Ending September 30,		Full Year Ending December 31,
	2019	2019	2019	2019
	LOW	HIGH	LOW	HIGH
Net loss per common share	$(0.71)	$(0.69)	$(2.36)	$(2.29)
Stock-based compensation	0.44	0.44	1.64	1.64
Reversal of payroll tax expense on secondary stock purchase transactions	—	—	(0.04)	(0.04)
Amortization of acquisition related intangibles	0.07	0.07	0.24	0.24
Change in fair value of contingent liability	—	—	(0.00)	(0.00)
Deferred income tax benefit from business combination	—	—	(0.13)	(0.13)
Non-GAAP net loss per common share, basic and diluted	$(0.20)	$(0.18)	$(0.65)	$(0.58)
Non-GAAP weighted average common shares used in computing basic and diluted net loss per common share (in thousands)	37,200	37,200	36,800	36,800

Prepared Remarks – Dan Goldsmith, CEO

Instructure’s mission of helping people grow from the first day of school to the last day of work is resonating with our growing customer base of more than 30 million people. Q2 was another solid quarter for Instructure as we grew our business and introduced new capabilities with our Canvas Learning Management and Bridge Employee Development Platforms.

In Q2, we delivered $62.9M in revenue, representing 26% year-over-year growth. I am pleased with our performance during the first half of 2019. We introduced new features and products, expanded partnerships, and we welcomed Portfolium and MasteryConnect into the Instructure family. We have filled key executive positions this year including bringing on Marta DeBellis, as Chief Marketing Officer, Jennifer Goldsmith, as Chief Strategy Officer, and most recently, Frank Maylett, EVP of Global Sales. Frank brings more than 20 years of experience in sales and expanding SaaS businesses. With the addition of these leaders, the build-out of our senior executive team is now complete.

Earlier this month, we held our annual InstructureCon event in Long Beach, California. We hosted over 3,000 attendees from more than 1,200 institutions, and 70 partners. We introduced new features to our Canvas Learning Management Platform and our existing and prospective customers are excited about these capabilities. We announced expanded partnerships as well. For example, we are working with Amazon Web Services and Apple, enabling access to their educational content directly through Canvas. We also shared the success of our integration efforts with MasteryConnect and Portfolium, who already feel like natural members of the Instructure family.

We are growing revenue and increasing Instructure’s market share across K-12 and higher education. In Q2, we added many new customers. Some select highlights from the quarter include:

•	Rowan University, Global Learning and Partnerships, in New Jersey, will expand its use of Canvas with 50,000 additional learners.
•	Canvas displaced long-time incumbent Blackboard at the University of Cincinnati, East Carolina University, and the University of Alabama for a total of 79,000 learners.
•	In K12, Charleston County School District, in South Carolina, and Oxnard Union High School District, in California, will use Canvas for a total of 41,000 learners.

•

Shelby County School District, in Tennessee, one of the largest districts in the United States, will use the innovative assessment capabilities of MasteryConnect for its 89,000 learners, as will Hampton City Schools in Virginia with its 16,000 learners.

•

North Orange County Community College District, in Southern California, and East Carolina University will offer access to Portfolium for more than 100,000 learners helping students move from school to work.

In Q2, key international education wins across the regions include:

•

Netherlands’ Maastricht University, Aalen University in Germany, North West Regional College in Northern Ireland, SynLab, Europe’s leader in Diagnostic Services in France, and in Sweden, Uppsala University and Gävle Kommun for K-12 and higher education are all moving to Canvas for a combined total of 75,000 learners.

•	In Australia, the Education Centre of Australia, the Sydney Boys High School, and the College of Law all chose Canvas.
•	And finally, Escola Superior de Propaganda e Marketing, a higher education institution in Brazil, will now use Canvas instead of Blackboard for 15,000 learners.

Internationally, we continue to mature our go-to-market strategy. We are pursuing new opportunities with prospects who are using SaaS and open source solutions, and we are learning to unlock the patterns for success in existing and new countries as we continue to expand.

Now let’s turn our attention to Bridge. In June, we hosted our first standalone Bridge Conference, in Park City, where heads of talent and HR joined us to discuss employee development. During the event, we announced the expanded Bridge Employee Development Platform with new products that include Career, for career pathing, and Engage, for measuring employee sentiment and engagement. With these additions, Bridge is now a comprehensive solution for companies to use as they invest in their most important asset: their people.

During BridgeCon, we also shared recent research that we conducted with Harris Poll. One notable finding is that nearly 70% of US employees say they are likely or somewhat likely to leave their current jobs for companies that invest in employee development. Organizations are looking for ways to further develop their employees. And as they do, they are turning to Bridge for a solution. We have evolved from a corporate LMS into a full employee development platform for corporations, and our customers and prospects have embraced this change.

In Q2, we continued to make progress with Bridge. Key highlights include:

•	Mutual of Omaha, Waze (a Google company), and one of the world's largest animation studios all launched Bridge projects within their organizations.
•	We signed American Express who will use Bridge for 10,000 contractor trainees.
•	TELUS International will expand its use of Bridge for employee development and added 40,000 employees across 10 countries.
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And, as the academic and professional worlds converge, we continue to see opportunities and adoption of Bridge in education. Tulane University, Colorado State University, and Western Governors University are a few examples of Canvas customers buying or expanding Bridge for the development of their faculty and staff.

As we evaluate the success of the Bridge business, we are monitoring win-rates, attach-rates, and significant deals. Our Q2 results demonstrate progress against all these metrics.

During the first 6 months in my role, I have spent considerable time with customers in schools, in the workplace, and at our events. I am taking the time to review our business, which will allow us to weigh our investments, evaluate growth opportunities, and ultimately make the right changes moving forward.

We are improving the efficiency of our business through a series of ongoing initiatives such as growing engineering talent in Budapest. We are making solid progress on our strategy, executing to our plan, and strengthening the foundation of our team and our products.

With this in mind, we look forward, excited by the prospects for the second half of 2019 and beyond. I would like to take this opportunity to thank our customers, partners, and employees for their continued support and commitment to Instructure and our mission.

Prepared Remarks – Steve Kaminsky, CFO

We delivered a solid Q2 with healthy revenue growth.

Let me provide some additional details on our Q2 financials:

Total revenue grew 26% year over year to $62.9 million, of which subscription revenue was $57.3 million. This healthy revenue growth is a direct result of customer growth, the contributions from our recent acquisitions and net revenue retention of over 100%. International revenue as a % of total was 20%. As a reminder, this quarter our total revenue includes the contribution from our two acquisitions, which is almost entirely domestic revenue. If you were to exclude that revenue, international revenue as a % of total for the quarter would have been essentially equivalent to Q1.

Twelve month rolling billings at the end of Q2 was $257.3 million, up 20% from the second quarter of 2018, also calculated on a rolling twelve-month basis. This also includes incremental billings from our two acquisitions, which added to the growth rate.

For the remainder of my commentary, unless otherwise noted, I will discuss non-GAAP results and all EPS numbers are on a per common share basis.

Gross margin in Q2 was 71.3%. As we discussed last quarter, gross margin was impacted modestly year over year by our recent acquisitions. Q2 total operating expense was $50.8 million. This represents, as a percent of revenue, a decrease of 800bps compared to last year. Of the 800bps decrease, the majority was related to the change in compensation policy we discussed last quarter, partially offset by the incremental expense of our two acquisitions. After accounting for those adjustments we realized a 230 bps improvement related to operational efficiencies. Our operating loss was $5.9 million.

GAAP net loss for Q2 was $20.7 million, as compared to $12.5 million in the same period a year ago.

Non-GAAP net loss for Q2 was $6 million, which is 8 cents per share lower than Q2 of last year.

Turning to the balance sheet, we ended the quarter in-line with our expectations of $47.5 million in cash, cash equivalents and marketable securities.

Free cash flow for the second quarter of 2019 was negative $17.1 million. Additionally, we remain on track to reach approximately breakeven for free cash flow for the full year.

As we have been talking to investors over the last quarter, we’ve received requests for additional color surrounding our recent compensation philosophy change, so let me now provide a bit more granularity. In looking at our expectations for FY 2019, the year over year increase in stock-based comp is a direct result of four factors. The first factor is incremental headcount growth, which is a component of business as usual. The second component is the equity portion of CEO and executive compensation. As a reminder, our prior CEO, Josh Coates, did not receive any equity grants. This was normalized when Dan joined the company. And, as Dan has mentioned, we have added to the executive ranks which contribute to incremental stock-based compensation. A third component is additional headcount from our recent acquisitions of Portfolium and MasteryConnect. Combined, these factors account for slightly less than half of the expected year over year increase in stock-based compensation. The remainder is related to the overall change in compensation philosophy implemented for 2019.

Let me end my remarks with a discussion around our expectations for the third quarter and full year.

For the third quarter, we expect revenue in the range of $67.7 million to $68.3 million, non-GAAP net loss of ($7.4) million to ($6.8) million, and non-GAAP net loss per common share of ($0.20) to ($0.18).

For the full year, we expect revenue in the range of $258 million to $260 million, as compared to our previous guidance of $257 million to $260 million. We expect non-GAAP net loss of ($24) million to ($21.5) million, as compared to previously stated guidance of ($25) million to ($21.5) million, and a non-GAAP net loss per common share of ($0.65) to ($0.58), as compared to previously stated guidance of ($0.68) to ($0.58). Included in our full year GAAP net loss is $60.3 million for stock-based compensation, a slight increase from last quarter. The slight increase is due to finalizing the accounting for the MasteryConnect acquisition, and the addition of the two executive hires that were made since our last call.

For calculating EPS, we expect our shares to be 37.2 million for the third quarter and 36.8 million for the full year.

In summary, we delivered a solid quarter, and we’re well-positioned as we head into our important and busy third quarter.